EXHIBIT 99.1

AES LOGO
The Global Power Company

                   AES REPORTS FIRST QUARTER 2003 INCOME FROM
                    CONTINUING OPERATIONS OF $0.13 PER SHARE

            Company Reports Revenues of $2.2 Billion and Consolidated
                    Net Cash from Operations of $446 Million

ARLINGTON, VA, May 1, 2003 -- The AES Corporation (NYSE: AES) announced today that income from continuing operations for the quarter ended March 31, 2003 was $73 million, or $0.13 per diluted share. Net income for the quarter was $93 million, or $0.17 per diluted share. Net income includes $0.04 per diluted share from discontinued operations. Revenues for the first quarter were $2.2 billion. AES also announced that consolidated net cash provided by operating activities for the first quarter of 2003 was $446 million. Additionally, as previously announced, its subsidiary distributions to parent and qualified holding companies for the quarter totaled $180 million. For the quarter ended March 31, 2002, income from continuing operations was $118 million, or $0.22 per diluted share, and net loss for the same period was $(313) million, or $(0.58) per diluted share. The net loss for the first quarter of 2002 included a charge for the cumulative effect of an accounting change.

Paul Hanrahan, President and Chief Executive Officer, commented, "The operating cash flow and earnings results for the first quarter are in line with expectations from our turnaround plan. This is a solid start to 2003 as we work to restore equity value and to position AES for long-term growth."

Barry Sharp, Chief Financial Officer, stated, "We have made significant progress in strengthening our balance sheet and reducing debt at the parent level with over $600 million of additional proceeds from asset sales during the first quarter. For the full year of 2003 we continue to expect diluted earnings per share from continuing operations of $0.50 per share and consolidated net cash provided by operating activities of approximately $1.5 billion."

Conference Call Information
This information will be discussed on a conference call to be held on Thursday May 1, 2003, at 8:00 am (Eastern Time). You may access the call via a live web cast which will be available online at http://www.aes.com under the Investor Relations section. This web cast will be available online until Friday, May 9, 2003. A telephonic replay of the call will also be available from approximately 11:00 am on Thursday, May 1, until 6:00 pm on Friday, May 9 (Eastern Time). Please dial (877) 519 4471. The system will ask for a reservation number; please enter 3837264 followed by the pound key (#). International callers should dial
(973) 341 3080.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain "forward-looking statements" regarding The AES Corporation's business.

These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

AES is a leading global power company comprised of contract generation, competitive supply, large utilities and growth distribution businesses.

The company's generating assets include interests in 160 facilities totaling over 55 gigawatts of capacity, in 30 countries. AES's electricity distribution network sells 108,000 gigawatt hours per year to over 16 million end-use customers.


                                    * * * * *

For more general information visit our web site at www.aes.com or contact investor relations at investing@aes.com.

THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

----------------------------------------------------------------------------------------------
                                                                        Quarter       Quarter
                                                                         Ended         Ended
($ in millions, except per share amounts)                               3/31/03       3/31/02
----------------------------------------------------------------------------------------------

REVENUES:
Sales and services                                                      $ 2,223      $ 2,201

OPERATING COSTS AND EXPENSES:
Cost of sales and services                                                1,621        1,526
Selling, general and administrative expenses                                 29           28
                                                                      ----------   ----------

Total operating costs and expenses                                        1,650        1,554
                                                                      ----------   ----------

OPERATING INCOME                                                            573          647

OTHER INCOME AND (EXPENSE):
Interest expense, net                                                      (498)        (390)
Other income (expense), net                                                  45          (59)
Equity in earnings of affiliates (before income tax)                         24           29
Loss on sale of assets                                                        -          (57)
                                                                      ----------   ----------

INCOME BEFORE INCOME TAXES AND
  MINORITY INTEREST                                                         144          170

Income tax expense                                                           40           62
Minority interest expense (income)                                           31          (10)
                                                                      ----------   ----------

INCOME FROM CONTINUING OPERATIONS                                            73          118

Income from operations of discontinued components
  (net of income taxes of $6 and $31, respectively)                          22           42
                                                                      ----------   ----------

INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                                       95          160

Cumulative effect of accounting change
  (net of income taxes of $1 and $155, respectively)                         (2)        (473)
                                                                      ----------   ----------

NET INCOME (LOSS)                                                          $ 93       $ (313)
                                                                      ==========   ==========


DILUTED EARNINGS PER SHARE:
Income from continuing operations                                        $ 0.13       $ 0.22
Discontinued operations                                                    0.04         0.08
Cumulative effect of accounting change                                        -        (0.88)
                                                                      ----------   ----------
Total                                                                    $ 0.17      $ (0.58)
                                                                      ==========   ==========

Diluted weighted average
  shares outstanding (in millions)                                           561         541
                                                                             ===         ===

Business Segment Results

AES's business segments, which include Contract Generation, Large Utilities, Competitive Supply and Growth Distribution, generated combined income before income taxes of $253 million for the first quarter of 2003, as compared with $310 million for the first quarter of 2002. Total income before income taxes, including the Corporate segment, was $113 million for the first quarter of 2003, as compared with $180 million for the same period in 2002. On a geographic basis, income before income taxes from our business segments was generated 47% from North America, 21% from South America, 16% from Asia, 9% from Europe and Africa, and 7% from the Caribbean.

Contract Generation

           ($ in millions)                      2003         2002      Variance
                                                ----         ----      --------
     Segment revenues                           $728         $653         $75
        % of total revenues                      33%          30%         3%

     Gross margin                               $291         $270         $21
        % of segment revenues                    40%          41%        (1)%

     Income before income taxes                 $154         $182        $(28)
        % of income before income taxes
        from segments                            61%          59%         2%

Contract Generation consists of our power plants located around the world that have contractually limited their exposure to commodity price risks (primarily electricity prices) for a period of at least five years and for 75% or more of their expected output capacity.

For the first quarter of 2003, Contract Generation revenues were $728 million and represented 33% of total revenues, an increase of $75 million over the first quarter of 2002. The most significant contributions continued to be from North and South America, which in aggregate comprised 57% of Contract Generation revenue for the quarter as compared to 68% for the same period in 2002. Revenues were enhanced with the addition of recently completed commercial contract generation businesses totaling 1,451 mw (added subsequent to the first quarter of 2002), including Red Oak in New Jersey (832 mw gas), Puerto Rico (454 mw
coal) and Kelanitissa in Sri Lanka (165 mw gas). Revenues also improved at Warrior Run in Maryland, Los Mina in the Dominican Republic, Merida in Mexico, Kilroot in Northern Ireland, Tiszai in Hungary, Ebute in Nigeria and Mtkvari in the Republic of Georgia. These improvements were offset by declines at Shady Point in Oklahoma due to a step-down in the contracted capacity payment, Ironwood in Pennsylvania, Uruguaiana and Tiete in Brazil, and the Chigen plants in China.

The gross margin for the Contract Generation segment was $291 million for the quarter, an increase of 8% from the first quarter of 2002. Gross margin increases arose at Warrior Run in Maryland, Uruguaiana and Tiete in Brazil and Ebute in Nigeria. These increases were offset by declines in gross margin at Ironwood in Pennsylvania, Shady Point in Oklahoma, the Southland plants in California and the Chigen plants in China. As a percentage of revenues, the gross margin for the Contract Generation segment was 40% in the first quarter of 2003, a slight decline from 41% in the first quarter of 2002.

Contract Generation generated $154 million of income before income taxes (or 61% of the total) for the first quarter of 2003, a decrease from $182 million in the first quarter of 2002. The Caribbean showed an increase due to the start of commercial operations at Puerto Rico. Income before taxes was relatively consistent between periods for Asia and for Europe and Africa. North America showed a decrease in income before income taxes due to the step-down in the contracted capacity payment at Shady Point and FAS 133 mark to market losses at Warrior Run and the Southland plants. South America showed a decrease in income before income taxes due to a decline at Gener in Chile.

Competitive Supply

           ($ in millions)                       2003       2002     Variance
                                                 ----       ----     --------
     Segment revenues                            $460       $416        $44
        % of total revenues                       21%        19%        2%

     Gross margin                                $114        $91        $23
        % of segment revenues                     25%        22%        3%

     Income before income taxes                   $40       $(31)       $71
        % of income before income taxes
        from segments                             16%       (10)%       26%

Competitive Supply consists primarily of our power plants selling electricity directly to wholesale customers in competitive markets and as a result the profitability of such plants are generally more sensitive to fluctuations in the market price of electricity, natural gas and coal, in particular.

For the first quarter of 2003, Competitive Supply revenues were $460 million and represented 21% of total revenues for the quarter. The most significant contributions continued to be from the competitive markets of the UK and the U.S. that in aggregate comprised 76% of Competitive Supply revenue for the quarter. Competitive market prices increased quarter over quarter in New York, which resulted in increased revenue in our New York plants. Despite lower prices due to its merchant position, Drax showed increases in its sales volume quarter over quarter which resulted in increased revenues between periods. Additionally, other plants showed revenue improvements, including Parana, CTSN, Rio Juramento and Alicura in Argentina, and Ottana in Italy. An increase also resulted from the start of commercial operations at Granite Ridge in New Hampshire (720 mw gas).

The gross margin as a percentage of revenues for our Competitive Supply segment was 25% in the first quarter of 2003, an increase from 22% in the first quarter of 2002. Overall, the gross margin for Competitive Supply increased 25% to $114 million. Margins and margin percentages increased in North and South America, including the New York plants, Deepwater in Texas, Parana, CTSN, Rio Juramento and Alicura in Argentina, and at our Altai businesses in Kazakhstan. These increases were partially offset by a decline in gross margin and in gross margin percentage at Drax in the UK due to lower prices as a result of the loss of the TXU Hedging Agreement and increased cost of sales due to higher volume.

Competitive Supply generated $40 million of income before income taxes (or 16% of the total) for the first quarter of 2003, which represents a $71 million improvement over the same period in 2002. A portion of this increase is attributable to increased margins, while a portion of the increase relates to foreign exchange transaction gains recorded at Parana in Argentina in the first quarter of 2003 due to appreciation of the Argentine Peso as compared to foreign exchange losses recorded at Parana in the first quarter of 2002 due to the devaluation which occurred in that period.

Large Utilities

           ($ in millions)                      2003      2002      Variance
                                                ----      ----      --------
     Segment revenues                           $699      $766        $(67)
        % of total revenues                      31%       35%        (4)%

     Gross margin                               $164      $232        $(68)
        % of segment revenues                    23%       30%        (7)%

     Income before income taxes                  $69      $134        $(65)
        % of income before income taxes
        from segments                            27%       43%        (16)%

The Large Utilities segment is comprised of our large integrated utilities that serve nearly 7 million customers in North America, the Caribbean and South America. Businesses include IPALCO in Indiana, EDC in Venezuela and Eletropaulo in Brazil.

For the first quarter of 2003, revenues for Large Utilities were $699 million and represented 31% of total revenues for the quarter. Revenues for Large Utilities decreased $67 million, or 9%, from the first quarter of 2002. The decrease in revenues is primarily due to the quarter over quarter devaluation of the Brazilian Real and the Venezuelan Bolivar, which negatively affect the U.S. Dollar translated revenues of Eletropaulo and EDC, respectively. The decreases in revenues from Eletropaulo and EDC were offset by a slight increase in revenues at IPALCO.

The gross margin as a percentage of revenues for our Large Utility segment was 23% for the first quarter of 2003, a decrease from 30% in the first quarter of 2002. This decrease relates to an additional month of lower than average segment margins at Eletropaulo in the first quarter of 2003 as compared with the first quarter of 2002, as we began consolidating the results of Eletropaulo in February 2002. The quarter over quarter devaluation of the Brazilian Real and the Venezuelan Bolivar also negatively affected the U.S. Dollar translated gross margins of Eletropaulo and EDC, respectively. These decreases were offset by a slight increase in the gross margin at IPALCO. Overall, gross margin for Large Utilities declined to $164 million for the first quarter of 2003 from $232 million in the first quarter of 2002.

Large Utilities generated $69 million of income before income taxes (or 27% of the total) for the first quarter of 2003, down from $134 million for the same period in 2002. The decrease relates to a lower gross margin and substantially reduced foreign currency transaction gains at EDC, both due to the devaluation in the Venezuelan Bolivar quarter over quarter, and a lower gross margin and increased interest expense at Eletropaulo.

Growth Distribution

           ($ in millions)                    2003         2002        Variance
                                              ----         ----        --------
     Segment revenues                         $336         $366          $(30)
        % of total revenues                    15%          16%          (1)%

     Gross margin                              $33          $82          $(49)
        % of segment revenues                  10%          22%          (12)%

     Income before income taxes               $(10)         $25          $(35)
        % of income before income taxes
        from segments                         (4)%          8%           (12)%

Our Growth Distribution segment, serving nearly 5 million customers, consists of electricity distribution companies that are generally located in developing countries or regions where the demand for electricity is expected to grow at a rate higher than in more developed regions.

For the first quarter of 2003, revenues were $336 million, an 8% decline from the first quarter of 2002, and represented 15% of total revenues for the quarter. The Caribbean represents the most significant contributor with 41% of Growth Distribution revenues, while Europe and Africa represents 32% and South America contributes the remaining 27%. The decrease in revenues is due primarily to reductions in Argentina and at Sul in Brazil because of the quarter over quarter devaluation of the Argentine Peso and the Brazilian Real, respectively. These reductions were offset in part by increases at Sonel in Cameroon and at CLESA, CAESS and EEO in El Salvador.

The gross margin as a percentage of revenues for our Growth Distribution segment was 10% in the first quarter of 2003, a decrease from 22% in the first quarter of 2002. Gross margin and gross margin percentages declined at Ede Este in the Dominican Republic, Sul in Brazil and Telasi in the Republic of Georgia. These declines were partially offset by an increased gross margin at Sonel in Cameroon. Overall, the gross margin for the Growth Distribution segment decreased to $33 million for the first quarter of 2003.

Growth Distribution businesses generated a loss before income taxes of $10 million for the first quarter of 2003, down from income of $25 million for the first quarter of 2002. Income before income taxes declined at Ede Este in the Dominican Republic due to foreign exchange transaction losses caused by the devaluation of the Dominican Peso during the first quarter of 2003. Income before income taxes also declined at Sul in Brazil and Telasi in the Republic of Georgia. These decreases were partially offset by increases in income before taxes at Eden, Edes and Edelap, our distribution businesses in Argentina.

THE AES CORPORATION  ---  Supplemental Data

($ in millions, except Total Assets in billions)

                                                           ---------------------------2002----------------    --2003--
                                                           1st Qtr  2nd Qtr   3rd Qtr   4th Qtr    Year       1st Qtr
GEOGRAPHIC:
    North America
    Revenues                                                $  491   $  492    $  570    $   539   $ 2,092    $  552
    Income before Income Taxes (4)                          $  142   $  144    $   10    $     -   $   296    $  120

    Caribbean (1)
    Revenues                                                $  367   $  361    $  333    $   381   $ 1,442    $  398
    Income before Income Taxes (4)                          $   60   $   73    $   42    $   (60)  $   115    $   16

    South America
    Revenues                                                $  793   $  713    $  714    $   690   $ 2,910    $  681
    Income before Income Taxes (4)                          $  (11)  $ (266)   $ (290)   $  (963)  $(1,530)   $   53

    Europe/Africa
    Revenues                                                $  450   $  385    $  382    $   469   $ 1,686    $  485
    Income before Income Taxes (4)                          $   83   $   24    $   11    $(1,148)  $(1,030)   $   23

    Asia
    Revenues                                                $  100   $  108    $   88    $    96   $   392    $  107
    Income before Income Taxes (4)                          $   36   $   39    $   23    $    18   $   116    $   41

    Corporate (3)
    Income before Income Taxes (4)                          $ (130)  $ (122)   $ (102)   $  (148)  $  (502)   $ (140)

SEGMENTS:
    Contract Generation
    Revenues                                                $  653   $  639    $  603    $   671   $ 2,566    $  728
    Gross Margin (2)                                        $  270   $  259    $  243    $   289   $ 1,061    $  291
    Income before Income Taxes (4)                          $  182   $  144    $  148    $   142   $   616    $  154

    Competitive Supply
    Revenues                                                $  416   $  373    $  395    $   454   $ 1,638    $  460
    Gross Margin (2)                                        $   91   $   85    $   94    $  (133)  $   137    $  114
    Income before Income Taxes (4)                          $  (31)  $  (28)   $ (158)   $(1,277)  $(1,494)   $   40

    Large Utilities
    Revenues                                                $  766   $  859    $  781    $   732   $ 3,138    $  699
    Gross Margin (2)                                        $  232   $  184    $  200    $    69   $   685    $  164
    Income before Income Taxes (4)                          $  134   $   50    $ (174)   $  (952)  $  (942)   $   69

    Growth Distribution
    Revenues                                                $  366   $  188    $  308    $   318   $1,180     $  336
    Gross Margin (2)                                        $   82   $  (96)   $   48    $   (29)  $    5     $   33
    Income before Income Taxes (4)                          $   25   $ (152)   $  (20)   $   (66)  $  (213)   $  (10)

    Corporate (3)
    Income before Income Taxes (4)                          $ (130)  $ (122)   $ (102)   $  (148)  $  (502)   $ (140)

ADDITIONAL INFORMATION:
    Revenues                                                $2,201   $2,059    $2,087    $ 2,175   $ 8,522    $2,223
    Gross Margin (2)                                        $  675   $  432    $  585    $   196   $ 1,888    $  602
    Gross Margin Percentage (2)                                 31%      21%      28%          9%       22%       27%
    Income before Income Taxes (4)                          $  180   $ (108)   $ (306)   $(2,301)  $(2,535)   $  113
    Total Assets (billions)                                 $   40   $   39    $   37    $    34   $    34    $   33
    Depreciation and Amortization                           $  197   $  199    $  193    $   198   $   787    $  177
    FAS 133 Gain (Loss), After-Tax                          $   17   $   25    $   (6)   $   (48)  $   (12)   $  (14)
    Foreign Exchange Gain (Loss) from Brazil, After-Tax     $  (10)  $  (85)   $ (203)   $    46   $  (252)   $   22
    Foreign Exchange Gain (Loss) from Argentina, After-Tax  $  (82)  $  (52)   $    -    $    (5)  $  (139)   $   33
    Foreign Exchange Gain (Loss) from Venezuela, After-Tax  $   65   $   25    $   21    $   (72)  $    39    $    4

    (1) Includes Venezuela and Colombia.
    (2) Gross Margin is revenues reduced by cost of sales and services.
    (3) Corporate consists of interest expense and selling, general and administrative expenses. Revenue and Gross Margin for Corporate equal zero.
    (4) Amount is net of pre-tax minority interest.

                              THE AES CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2003 AND DECEMBER 31, 2002

($ in millions)                                                      March 31, 2003    December 31, 2002
                                                                    ------------------ ------------------
Assets:
   Current assets:
   Cash and cash equivalents                                                  $ 1,163              $ 769
   Restricted cash                                                                206                160
   Short term investments                                                         239                210
   Accounts receivable, net of reserves of $385 and $424, respectively          1,140              1,119
   Inventory                                                                      387                378
   Receivable from affiliates                                                       6                 25
   Deferred income taxes - current                                                124                130
   Prepaid expenses                                                               107                 68
   Other current assets                                                           912                950
   Current assets of held for sale and discontinued businesses                    451                540
                                                                    ------------------ ------------------
     Total current assets                                                       4,735              4,349

   Property, Plant and Equipment:
   Land                                                                           725                702
   Electric generation and distribution assets                                 19,558             18,505
   Accumulated depreciation                                                    (4,267)            (4,070)
   Construction in progress                                                     2,620              3,222
                                                                    ------------------ ------------------
     Property, plant and equipment, net                                        18,636             18,359

   Other assets:
   Deferred financing costs, net                                                  421                400
   Project development costs                                                        6                 15
   Investment in and advances to affiliates                                       695                678
   Debt service reserves and other deposits                                       510                508
   Goodwill, net                                                                1,375              1,388
   Deferred income taxes - noncurrent                                             979                939
   Long-term assets of held for sale and discontinued businesses                3,748              5,856
   Other assets                                                                 1,764              1,768
                                                                    ------------------ ------------------
                                                                    ------------------ ------------------
     Total other assets                                                         9,498             11,552
                                                                    ------------------ ------------------

      Total Assets                                                           $ 32,869           $ 34,260
                                                                    ================== ==================

Liabilities and Stockholders' Equity:
   Current liabilities:
   Accounts payable                                                           $ 1,153            $ 1,130
   Accrued interest                                                               495                362
   Accrued and other liabilities                                                1,175              1,148
   Current liabilities of held for sale and discontinued businesses             2,752                537
   Recourse debt-current portion                                                   26                 26
   Non-recourse debt-current portion                                            3,989              3,308
                                                                    ------------------ ------------------
     Total current liabilities                                                  9,590              6,511

   Long-term liabilities:
   Recourse debt                                                                5,463              5,778
   Non-recourse debt                                                           10,030             10,550
   Deferred income taxes                                                          957                981
   Long-term liabilities of held for sale and discontinued businesses           1,371              5,202
   Pension liabilities                                                          1,193              1,166
   Other long-term liabilities                                                  2,625              2,617
                                                                    ------------------ ------------------
     Total long-term liabilities                                               21,639             26,294

   Minority interest, including discontinued operations of $41 in 2002            806                818
   Company obligated convertible mandatorily redeemable
     preferred securities of subsidiary trusts holding
     solely junior subordinated debentures of AES                                 978                978

   Stockholders' equity:
   Common stock                                                                     6                  6
   Additional paid-in capital                                                   5,349              5,312
   Retained earnings                                                             (606)              (700)
   Accumulated other comprehensive loss                                        (4,893)            (4,959)
                                                                    ------------------ ------------------
                                                                    ------------------ ------------------
     Total stockholders' equity                                                  (144)              (341)
                                                                    ------------------ ------------------

      Total Liabilities and Stockholders' Equity                             $ 32,869           $ 34,260
                                                                    ================== ==================

                              THE AES CORPORATION
                 CAPITAL RESOURCES AND OTHER BALANCE SHEET DATA
                                ($ in billions)


                                                            March 31,            December 31,
    Capitalization:                                            2003                  2002
                                                        -------------------   -------------------
    Recourse debt                                                   $ 5.49                $ 5.80
    Non-recourse debt                                                14.02                 13.86
                                                        -------------------   -------------------
    Total debt                                                       19.51                 19.66

    Preferred Securities                                              0.98                  0.98

    Minority Interest                                                 0.81                  0.82

    Stockholders' equity                                             (0.14)                (0.34)
                                                        -------------------   -------------------
                                                        -------------------   -------------------
    Total capitalization                                           $ 21.16               $ 21.12
                                                        ===================   ===================

Selected Balance Sheet Data by Geographic Region:
                                                         Property, Plant            Total             Non-recourse
    March 31, 2003                                         & Equipment              Assets                Debt
                                                        --------------------------------------------------------------
    North America                                                   $ 6.11                $ 7.42               $ 4.26
    Caribbean                                                         4.66                  6.05                 2.56
    South America                                                     4.91                  9.49                 5.35
    Europe/Africa                                                     1.45                  6.05                 0.70
    Asia                                                              1.50                  2.35                 1.15
    Discontinued Operations                                              -                  0.84                    -
    Corporate                                                         0.01                  0.67                    -

    December 31, 2002
    North America                                                   $ 6.13                $ 7.41               $ 4.26
    Caribbean                                                         5.13                  6.54                 2.90
    South America                                                     4.28                  8.72                 4.97
    Europe/Africa                                                     1.43                  5.95                 0.67
    Asia                                                              1.38                  2.20                 1.06
    Discontinued Operations                                              -                  3.04                    -
    Corporate                                                         0.01                  0.40                    -

Selected Balance Sheet Data by Line of Business:
                                                          Property, Plant            Total            Non-recourse
    March 31, 2003                                          & Equipment             Assets                Debt
                                                        --------------------------------------------------------------
    Contract Generation                                             $ 8.94               $ 13.22               $ 7.03
    Competitive Supply                                                2.39                  6.48                 1.16
    Large Utilities                                                   5.70                  8.52                 4.59
    Growth Distribution                                               1.60                  3.14                 1.24
    Discontinued Operations                                              -                  0.84                    -
    Corporate                                                         0.01                  0.67                    -

    December 31, 2002
    Contract Generation                                             $ 8.08               $ 12.14               $ 6.55
    Competitive Supply                                                3.08                  7.19                 1.43
    Large Utilities                                                   5.65                  8.45                 4.64
    Growth Distribution                                               1.54                  3.04                 1.24
    Discontinued Operations                                              -                  3.04                    -
    Corporate                                                         0.01                  0.40                    -

                               The AES Corporation
                          Parent Financial Information

-------------------------------------------------------------------------------------------------------------------------
Parent Only Data: Last Four Quarters
($ in millions)                                                                               4 Quarters Ended
                                                                                     December 31,March 31,    December 31,
 Total Subsidiary Distributions & Returns of Capital to Parent                          2002        2003         2003
---------------------------------------------------------------
                                                                                       Actual      Actual     Forecast (1)
                                                                                     ----------- -----------  -----------
Subsidiary Distributions to Parent                                                        $ 804       $ 658        $ 965
Subsidiary Distributions to QHCs (2)                                                        291         286          100
                                                                                     ----------- -----------  -----------
Subsidiary Distributions                                                                  1,095         944        1,065

Returns of Capital Distributions to Parent                                                   84          43          120
Returns of Capital Distributions to QHCs (2)                                                  0           0            0
                                                                                     ----------- -----------  -----------
Returns of Capital Distributions                                                             84          43          120

Combined Distributions & Return of Capital Received                                       1,179         987        1,185
Less: Combined Distributions & Returns of Capital Received by QHCs (2)                     (291)       (286)        (100)
                                                                                     ----------- -----------  -----------
Total Subsidiary Distributions & Returns of Capital to Parent                             $ 888       $ 701      $ 1,085
                                                                                     =========== ===========  ===========


Liquidity (3)                                                                                    Balance at
---------
($ in millions)                                                                      December 31,March 31,    December 31,
                                                                                        2002        2003         2003
                                                                                       Actual      Actual     Forecast (1)
                                                                                     ----------- -----------  -----------
Cash at Parent                                                                            $ 188       $ 395        $ 423
Availability under Revolver                                                                  18          28           39
Cash at QHCs (2)                                                                             10          66           75
                                                                                     ----------- -----------  -----------
 Ending Liquidity                                                                         $ 216       $ 489        $ 537
                                                                                     =========== ===========  ===========

-------------------------------------------------------------------------------------------------------------------------
Parent Only Data: Quarterly
($ in millions)                                                                    Quarter Ended
                                                            March 31,    June 30,    September 30December 31, March 31,
 Total Subsidiary Distributions & Returns of Capital to Parent 2002        2002         2002        2002         2003
---------------------------------------------------------------
                                                              Actual      Actual       Actual      Actual       Actual
                                                            ----------- -----------  ----------- -----------  -----------
Subsidiary Distributions to Parent                               $ 282       $ 197        $ 176       $ 149        $ 136
Subsidiary Distributions to QHCs (2)                                49          66           76         100           44
                                                            ----------- -----------  ----------- -----------  -----------
Subsidiary Distributions                                           331         263          252         249          180

Returns of Capital Distributions to Parent                          43          14            4          23            2
Returns of Capital Distributions to QHCs (2)                         0           0            0           0            0
                                                            ----------- -----------  ----------- -----------  -----------
Returns of Capital Distributions                                    43          14            4          23            2

Combined Distributions & Return of Capital Received                374         277          256         272          182
Less: Combined Distributions & Returns of Capital Received by QHCs (49)        (66)         (76)       (100)         (44)
                                                            ----------- -----------  ----------- -----------  -----------
Total Subsidiary Distributions & Returns of Capital to Parent    $ 325       $ 211        $ 180       $ 172        $ 138
                                                            =========== ===========  =========== ===========  ===========


Liquidity (3)                                                                        Balance at
---------
($ in millions)                                             March 31,    June 30,    September 30December 31, March 31,
                                                               2002        2002         2002        2002         2003
                                                              Actual      Actual       Actual      Actual       Actual
                                                            ----------- -----------  ----------- -----------  -----------
Cash at Parent                                                   $ 240       $ 288        $ 384       $ 188        $ 395
Availability under Revolver                                         39          69            5          18           28
Cash at QHCs (2)                                                     6           2            6          10           66
                                                            ----------- -----------  ----------- -----------  -----------
 Ending Liquidity                                                $ 285       $ 359        $ 395       $ 216        $ 489
                                                            =========== ===========  =========== ===========  ===========

(1) Forecasted financial information is based on certain material assumptions. Such assumptions include, but are not limited to the following: a. We assume continued normal levels of operating performance and electricity demand at our distribution companies.
b. With respect to our assumptions about electricity prices that affect our coal plants in New York, we have assumed an average on-peak price during 2003 of approximately $50 per mega-watt-hour. c. We assume operational performance at our contract generation businesses consistent with historical levels and in accordance with the provisions of the relevant contracts. d. Our assumptions about asset sales include transactions that are supported by signed agreements and that have been previously announced.
(2) The cash held at qualifying holding companies represents cash sent to subsidiaries of the Company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the parent company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these qualifying holding companies is available to the parent, AES uses the combined measure of subsidiary distributions to parent and qualified holding companies as a useful measure of cash available to the parent to meet its international liquidity needs.
(3) AES believes that unconsolidated parent company liquidity is important to the liquidity position of AES as a parent company because of the non-recourse nature of most of AES's indebtedness.

Certain statements regarding AES' ("the Company's") business operations may constitute "forward looking statements" as defined by the Securities and Exchange Commission.
Such statements are not historical facts, but are predictions about the future which inherently involve risks and uncertainties, which could cause our actual results to differ from those contained in the forward looking statement. We urge investors to read our descriptions and discussions of these risks that are contained under the section "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.